As filed with the Securities and Exchange Commission on November 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPNIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3845	77-0523891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

(650) 213-8444

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anish Bhatnagar

Chief Executive Officer

Capnia, Inc.

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

(650) 213-8444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Danaher, Esq. Elton Satusky, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-196635

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Units, each consisting of one share of common stock, $0.001 par value per share, one Series A warrant to purchase one share of common stock, and one Series B warrant to purchase one share of common stock(1)(2)	115,000	$6.50	$747,500	$86.86
Common stock included in the units(2)(3)(4)	115,000
Series A warrants included in the units(2)(3)	115,000
Series B warrants included in the units(2)(3)	115,000
Shares of common stock underlying the Series A and Series B warrants included in the units(2)(4)(5)	230,000	$6.50	$1,495,000	$173.72
Underwriters’ common stock purchase warrants(6)	5,750
Common stock underlying Underwriters’ common stock purchase warrants(3)	5,750	$7.14	$41,055	$4.78

Total	350,750		$2,283,555	$265.36

(1) The units will consist of one share of common stock, one Series A warrant to purchase one share of common stock, and one Series B warrant to purchase one share of common stock.

(2) Includes the aggregate offering price of an additional 15,000 units the underwriters have the option to purchase in this offering to cover over-allotments, if necessary. Represents only the additional number of shares being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-196635).

(3) No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended. The Series B warrants will not be listed.

(4) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.

(5) We have calculated the proposed maximum aggregate offering price of the common stock underlying the warrants by assuming that such warrants are exercisable to purchase common stock at a price per share equal to $6.50.

(6) Represents warrants to purchase a number of shares of common stock equal to 5% of the units to be sold in this offering, including those that may be sold pursuant to the exercise of the over-allotment option and assuming a per share exercise price equal to 110% of the price per share of the common stock underlying each unit sold in this offering.

(7) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. The Registrant previously registered units at an aggregate offering price not to exceed $11,586,250 on a Registration Statement on Form S-1 (File No. 333-196635), which was declared effective by the Securities and Exchange Commission on November 12, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of units having a proposed maximum aggregate offering price of $747,500 is hereby registered, which includes shares of common stock and/or Series A warrants and/or Series B warrants issuable upon the exercise of the underwriters’ over-allotment option, if necessary.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Capnia, Inc. is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-196635), which we originally filed on June 10, 2014, as amended, or the Registration Statement, and which the SEC declared effective on November 12, 2014.

We are filing this registration statement for the purpose of (i) increasing the number of units to be registered for issuance and sale by 115,000 units and (ii) increasing the number of warrants to purchase shares of our common stock issued to the underwriters by 5,750 warrants, which represents five percent of the 115,000 additional units. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 12th day of November 2014.

CAPNIA, INC.

By:	/s/ Anish Bhatnagar
Anish Bhatnagar President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anish Bhatnagar Anish Bhatnagar	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2014

/s/ David D. O’Toole David D. O’Toole	Chief Financial Officer (Principal Accounting and Financial Officer)	November 12, 2014

* Ernest Mario	Chief Technology Officer and Director	November 12, 2014

* Edgar G. Engleman	Director	November 12, 2014

* Steinar J. Engelsen	Director	November 12, 2014

* Stephen Kirnon	Director	November 12, 2014

* William James Alexander	Director	November 12, 2014

* William G. Harris	Director	November 12, 2014

*By:	/s/ Anish Bhatnagar
Anish Bhatnagar Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-196635) filed June 10, 2014, as amended).